Exhibit 10.3

CANYON NATIONAL BANK

March 1, 1998

Mr. Stephen G. Hoffmann

75-313 14th Green Drive

Indian Wells, CA 92210

Dear Steve:

This letter sets forth the basic terms and conditions of your employment with Canyon National Bank (“Bank”), following approval by the Comptroller of the Currency (“OCC”) of the National Bank Charter Application, filed in October, 1997 (the “OCC Application”). By signing this letter agreement, you will be agreeing to these terms.

1. Salary and Term. The term of this Agreement (“Term”) shall commence on the date of approval by the OCC of the OCC Application (the “Effective Date”) and end one year after the final licensing and opening of the Bank, provided, that such Term shall be extended annually for successive one-year periods unless Bank or you shall give notice of your intention not to so extend the Agreement not later than 60 days of its then scheduled expiration date, and, subject, in any event, to early termination as provided in this letter. Notwithstanding the foregoing, in the event the Bank is not licensed and opened within one year of the Effective Date, the Term shall expire for all purposes at the end of such one-year period and without further action by the Bank or you. You will be paid a base salary at an annual rate of $135,000 during the portion of the Term commencing with the Effective Date and ending with the date of final licensing and opening of the Bank, and thereafter at an annual rate of not less than $160,000, in each case, payable semi-monthly, which covers all hours worked and all positions served, whether as an officer, director or otherwise. You will also be considered for merit increases in your base salary annually, with the amount of any increase to be determined by the Board of Directors in its sole discretion.

Mr. Stephen G. Hoffman

March 1, 1998

2. Bonus. In each year during the Term, the Board of Directors shall establish performance goals and standards for you and the Bank respecting asset growth, profitability, return on assets, return on equity and/or such other criteria as may be determined by the Board, in its sole discretion. Based upon such goals, you shall be eligible for consideration for a bonus of up to 30% of your base salary.

3. Duties. Your duties will be those of President and Chief Executive Officer of the Bank, but you may be assigned other duties not inconsistent with such position and, if requested, shall serve as a director of the Bank and a member of any committees thereof. You will report directly to the Board of Directors.

You are required to exercise your specialized expertise, independent judgment and discretion to provide high quality services. You are required to follow office policies and procedures adopted from time to time by the Board of Directors and to take such general direction as you may be given from time to time by the Board of Directors. The Bank reserves the right to change these policies and procedures at any time. You are required to devote your full energies, efforts and abilities to your employment, unless the Bank expressly agrees otherwise.

4. Trade Secret and Confidential Information. During the term of this Agreement, you will have access to “Confidential Information,” which includes, but is not limited to, (i) financial and other sensitive information that the Bank receives from its customers; (ii) confidential business, trade secret and financial information provided you by the Bank; (iii) personnel information (including without limitation employee compensation); and (iv) other confidential business information.

5. Nondisclosure of Confidential Information. You understand that information concerning the Bank’s business and the business of its customers is a valuable, special and unique asset and must be held in the strictest confidence. You agree that you will not disclose information concerning the Bank’s business or the business of its customers, except as required by the Bank or by law.

Mr. Stephen G. Hoffman

March 1, 1998

6. Ownership of Property. All Confidential Information shall be the sole property of the Bank and, where applicable, its customers. You agree that upon termination of your employment for any reason, or upon request, you will deliver to the Bank all Confidential Information as well as all documents, data, records and communications, and all drawings, models, prototypes or similar visual or conceptual presentations of any type, and all copies or duplicates, provided to you or obtained by you during your employment.

You are also required to return all equipment that belongs to the Bank, upon termination of your employment or upon request.

7. Non-solicitation. During your employment and for a period of one year immediately following your employment, you shall not, directly or indirectly, engage or participate in the solicitation or attempt to solicit employees of the Bank to work for any business that is in competition in any manner whatsoever with the business of the Bank.

8. Employee Benefits. You will be eligible to participate in any medical, dental, vision, life insurance. Section 401(K) and long-term disability plans which are maintained by the Bank on terms at least as favorable as those applicable to other employees of the Bank. You will be eligible for paid vacation (five weeks per year), holidays and other employee benefits which are generally applicable to exempt employees. These benefits, other than vacation, may change from time to time. At least two weeks of vacation per year must be taken consecutively.

9. Additional Benefits. During the Term you will be entitled to reimbursement for business expenses incurred by you on behalf of the Bank subject to such policies as are established by the Board of Directors respecting expense reimbursement. You will also be entitled to use of a Bank - owned or leased automobile with a monthly payment or lease cost not to exceed $500, auto insurance and payment of all operating expenses related thereto. Your ongoing dues and expenses at your current country club shall also be reimbursed.

10. Term of Employment. Your employment with the Company during and following the Term is “at-will.” In other words, either you or the Company can terminate your employment at any time during the Term for any reason, with or without cause and with or without notice. The “at-will” nature of employment is not subject to change or

Mr. Stephen G. Hoffman

March 1, 1998

modification of any kind except if in writing and signed by you and an authorized representative of the Board of Directors.

If you are terminated without cause during the Term, you will receive termination pay equal to 3 months pay at your then current base salary, together, with a pro rata portion of a bonus for the calendar year in which such termination occurs equal to the amount obtained by multiplying the amount of the bonus, if any, paid to you for the preceding calendar year, by the number of months (including partial months) you served as an employee in the year of termination, and dividing the result by 12. All termination payments will be payable in a lump sum within 15 days of your termination and your delivery to the Bank of a Waiver and Release in the form of Attachment 1 to this letter. In such event, you will also receive continued participation in any group medical, dental, vision, disability and life insurance coverage then in effect, at the Bank’s expense, for 12 months following such termination, unless you obtain employment by another employer prior to such date, at which time all paid benefits shall cease. We also agree that in the event the Bank does not open for business within one year of the approval of the OCC Application, this Agreement shall terminate without any further obligation on the part of the Bank, including the right to receive termination pay or post-employment benefits.

Any payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

We agree that the term “for cause” shall mean the following: your personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement or any other grounds specified in any regulation of the OCC or the Federal Deposit Insurance Corporation (the “FDIC”) governing employment agreements.

11. Options. The Bank shall adopt an Employee Stock Option Plan subject to approval by its shareholders (“Plan”). Upon approval of the Plan by the Board of Directors you will be granted a ten-year option (the “Option”) to acquire a number of shares equal to 4.0% of the total shares issued and outstanding upon the opening of the Bank, after giving effect to the exercise in full of your Option, at a purchase price equal to

Mr. Stephen G. Hoffman

March 1, 1998

the price at which shares were initially issued to investors in the Bank. Such Option shall vest as to 25% of the shares covered thereby upon the opening of the Bank, and 25% on each of the next three annual anniversaries of such date. The Option shall otherwise be governed by and subject to the Plan.

12. Miscellaneous. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Bank with respect to the subject matters herein.

13. Binding Agreement. The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you.

14. Modification. Nothing contained in this Agreement shall be construed to impose any obligation on the Bank to renew this agreement. Your employment is at will. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and its terms or covenants may be waived, only by a written instrument executed by both of the parties, or in the case of a waiver, by the party waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation on the part of the Bank respecting your employment. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other terms or covenant contained in this Agreement.

15. Arbitration. If any dispute, controversy or claim arises out of or relates to this Agreement or your employment, such dispute, controversy or claim shall be settled by binding arbitration only in accordance with the Rules of Judicial Arbitration & Mediation Services, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party’s actual attorney’s fees and costs. The

Mr. Stephen G. Hoffman

March 1, 1998

arbitrator shall have no authority to grant any punitive or consequential damages to any party. As soon as practicable after selection of the arbitrator, the arbitrator or his or her designated representatives shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party setting forth that party’s pro rata share of said fees and costs. Thereafter, each party shall, within ten (10) days of receipt of said statement, deposit said sum with the arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration. Notwithstanding the foregoing, the Bank may enforce the provisions of Sections 4 through 7 of this Agreement by obtaining injunctive relief or other equitable remedies in any Court having jurisdiction over the parties.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records.

Very truly yours,

/s/ Thomas Suitt
Thomas Suitt, Chairman

I agree to the terms of employment set forth in this Agreement.

/s/ Stephen G. Hoffmann	3/6/98
Stephen G. Hoffmann	Date

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver Agreement”) is entered into by and among Stephen G. Hoffmann (“Employee”) and Canyon National Bank, on its behalf and on behalf of its parents, subsidiaries and other affiliates (collectively, the “Company”).

RECITALS

A. Employee and the Company have entered into an Employment Agreement effective March 1, 1998 (the “Agreement”).

B. A condition precedent to certain of Company’s obligations under the Agreement is the execution of this Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

RELEASE

In consideration for the execution of the Agreement, and the agreements set forth therein, Employee agrees unconditionally and forever to release and discharge the Company and its affiliated business entities, their respective officers, directors, employees, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Employee’s employment with, or separation from, the Company on or before the date of execution of this Waiver Agreement.

This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Equal Pay Act, the American With Disabilities Act, the Rehabilitation act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United State Code.

ATTACHMENT 1

Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civ. Code, which reads:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

REPRESENTATIONS OF EMPLOYEE

Employee represents and agrees that, prior to the execution of this Waiver Agreement, Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee’s choosing.

Employee affirms that no promise or inducement was made to cause Employee to enter into this Waiver Agreement other than the execution of the Agreement and the inducements provided therein. Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Employee’s agreement.

MISCELLANEOUS

Except for the Agreement and any written Stock Option Agreement, this Waiver Agreement sets forth the entire agreement between Employee and the Company, and shall be binding both party’s heirs, representatives and successors. This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively. Any and all disputes or claims arising out of, or in any way related to Employee’s employment, with, or separation from, the Company, as well as any and all disputes or claims arising out of, or in and related to, this Waiver Agreement, including, without limitation, fraud in the inducement of this Waiver Agreement, or relating to the general validity or enforceability of this Waiver Agreement, shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association in San Mateo County, California in accordance with the rules of that body, and the prevailing party shall be entitled to reasonable costs and attorneys’ fees. Judgment on the award rendered by the arbitrator may be entered in any court have jurisdiction thereof. If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

Employee acknowledges that Employee has been advised that Employee has twenty-one (21) days to consider this settlement, and that Employee was informed that Employee has the right to consult with counsel regarding this Waiver Agreement. To the extent Employee has taken less than twenty-one (21) days to consider this Waiver Agreement, Employee

ATTACHMENT 1

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acknowledges that Employee has had sufficient time to consider the Waiver Agreement and to consult with counsel, and that Employee does not desire additional time.

This Waiver Agreement is revocable by Employee for a period of seven (7) days following Employee’s execution of this Waiver Agreement. The revocation by Employee of this Waiver Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by the Company prior to the eighth (8th) day following the execution of this Waiver Agreement by Employee. This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee’s execution of the Waiver Agreement.

The undersigned agree to the terms of this Waiver Agreement and voluntarily enter into it with the intent to be bound hereby.

DATED:___________        _________________________

Stephen G. Hoffmann

DATED:__________         CANYON NATIONAL BANK

By:
Name:
Title:

ATTACHMENT 1

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